Exhibit 99.1

FLOTEK WELCOMES NEW PRESIDENT OF GLOBAL BUSINESS

HOUSTON, JUNE 22, 2020 -- Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) is pleased to announce TengBeng Koid will be joining the Company as President, Global Business. In this role, he will oversee the Company’s domestic and international business development strategy for both divisions of Flotek – Energy Chemistry Technologies and its newly established Analysis & Data division, through the recent acquisition of JP3. He will report directly to John W. Gibson, Jr., Flotek’s Chairman, President, and Chief Executive Officer.

Koid is an experienced executive in the oil and gas industry with more than 30 years’ experience. Most recently, he served as President of Energy Solutions at Emerson Automation Solutions. He assumed this role in 2015 after Emerson acquired Energy Solutions International (ESI), where he served as its Chief Executive Officer. ESI is the global leader in software applications for the midstream oil and gas industry.

Prior to joining Energy Solutions International, Koid served as president, international, for Seismic Micro Technology (SMT), Inc., the market leader in Windows-based geoscience software. When the company was sold to IHS, Inc., he became a vice president at IHS, the leading provider of information in the global market and economy. Before joining SMT, Koid served as the executive vice president and chief operating officer at ION Geophysical Corporation. Prior to ION, Koid worked for Landmark Graphics Corporation, a software and services subsidiary of Halliburton Company, in various roles including vice president/general manager of Asia Pacific Operations, vice president for Global Business Development and vice president for Asset Performance Consulting. Koid later moved to Halliburton where he was vice president with accountabilities over national oil companies. Before Landmark, Koid was a senior manager at IBM specializing in the oil and gas industry. Koid has an executive MBA from Bath University and graduated with honors from the University Science Malaysia with a bachelor’s degree in computer science.

Koid currently serves on the board of irth Solutions, the leading provider of cloud-based solutions that help energy and utilities companies manage and reduce risk, decreases costs, increase revenue opportunities and ensure regulatory compliance.

“I’m incredibly excited to welcome Koid to Flotek to help build our next chapter of growth as we seek to accelerate adoption of our data and analytics platform, through our recent acquisition of JP3. He is deeply experienced in building enterprise-wide software solutions for energy companies across the full hydrocarbon stream,” said Gibson. “I have known Koid for more than 20 years and have the highest regard for his leadership and work ethic, as well as his track-record of taking a ‘no-excuses’, results-driven approach to revenue growth. I value his strong integrity and his objectivity, with his proven ability to excel through both strong and challenging markets. In every organization he has served, he has been a transformative leader, who has accelerated growth by building and implementing business strategies and teams that deliver significant impacts to customers.”

“JP3 has experienced significant growth of 58 percent over the past four years, and now as a part of the Flotek, our goal is to build upon this growth at an even faster pace. Koid has a strong history of driving rapid and profitable growth, building upon his broad network of global executive-level relationships. He is an impressive leader who is both technically and financially savvy. In my four decades of investment experience, he is one of the greatest revenue drivers I have ever seen,” said Flotek Lead Director David Nierenberg.
“This is an exciting time for Flotek as it expands its business into data and analytics with the recent acquisition of JP3. I look forward to leveraging my experiences in digital transformation of the upstream and midstream oil and gas businesses to help drive Flotek’s growth,” said Koid.

As an inducement to join the Company and to closely align interests with the Company’s shareholders, Koid has been granted 200,000 restricted stock awards (RSAs) that will vest over three years and performance-based options representing 300,000 shares of the Company. A portion of these performance-based shares will vest based upon the Company’s Total Shareholder Return, relative to its Peer Group, as defined by the 2020 Performance Unit Plan of the Company; and the other portion will vest based upon the closing stock price for the Company’s common stock for a 20 consecutive trading-day period, with full vesting at closing prices at or above $7.00 per share for a 20 consecutive trading-day period. The options have an exercise price equal to the closing price of the Company’s shares on the date of grant.
About Flotek
Flotek empowers the energy industry to maximize the value of their hydrocarbon streams and improve return on invested capital through data-driven platforms and chemistry technologies. Flotek serves downstream, midstream and upstream customers, both domestic and international. Flotek is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol "FTK." For additional information, please visit Flotek's web site at www.flotekind.com.
About JP3
Headquartered in Austin, Texas, JP3 Measurement was founded in 2005 and provides the industry’s only field deployable, real time, in-line optical analyzer for both liquid and natural gas measurement. With analysis points in every major basin across North America, JP3 is focused on improving the quality of hydrocarbon measurement and process control for the oil & gas industry. For more information, please visit JP3’s website at http://www.jp3.com/.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.  Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the "Risk Factors" section thereof), and in the Company’s other SEC filings and publicly available documents.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Contact:
Danielle Allen
Senior Vice President, Chief of Staff
E: DAllen@flotekind.com
P: (713) 726-5322

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